Exhibit 23.1

Consent of Independent Auditor

We consent to the use, in this Form 1-K of Advanced Green Energy, Inc., of our reports dated March 29, 2019, relating to our audits of the financial statements of Advance Green Energy, Inc. for the years ended December 31, 2017 and December 31, 2018, respectively.

 /s/ Assurance Dimensions

Certified Public Accountants

We have served as the Company’s auditor since 2017.

Coconut Creek, Florida

April 26, 2019